Exhibit 99.1

January 10, 2022

Dear Investor,

We are writing to let you know about another special distribution from HGR Liquidating Trust (the “Trust”), formerly Hines Global REIT, Inc.

RECENT ASSET SALES
As a reminder, in September we declared a special distribution of $0.80 per unit to be processed on or around September 29th to unitholders of record as of September 29, 2021. Since that time, we have completed the sale of three more properties – Markets at Town Center, Gogolevsky 11 and New City – for an aggregate sale price of approximately $216 million.

NEXT SPECIAL DISTRIBUTION
As a result of our recent activities, the Trust’s board of trustees has declared a special distribution of $0.60 per unit to be processed on or around January 14th to unitholders of record as of January 12th (please allow 5 to 10 days for mailing). After this special distribution is paid, we will have paid aggregate distributions of $14.49 per unit to holders who have been invested since the inception of Hines Global REIT, Inc. The following table provides more information with respect to distributions paid and payable to investors since inception:

Distributions per share/unit[1]	Description
$5.64	Regular operating distributions paid from inception through June 2018
$4.00	Special distributions paid in 2018 and 2019
$1.00	Special distribution paid in July 2020
$2.45	Special distribution paid in September 2020
$0.80	Special distribution paid in September 2021
$0.60	Special distribution payable in January 2022
$14.49

Additionally, as the following table illustrates, the special distribution of $0.60 per unit will reduce investors’ remaining investment in the Trust. Therefore, after the special distribution, the new estimated net asset value (“NAV”) will be $0.69 per unit.

$1.29	NAV per unit as of September 29, 2021
-$0.60	Special distribution payable in January 2022
$0.69	New estimated NAV per unit[2]

PATH FORWARD
We have one property remaining in our portfolio. We remain committed to completing the sale of this property and making a final distribution to investors in the coming months.

Based on current estimates, we do not expect the Trust to generate taxable income to investors for 2021 or 2022. As a reminder, for tax purposes, unitholders will be taxed based on their share of all income, gains, loss deductions and credits of the Trust.

We appreciate your continued confidence in Hines to manage your investment. If you have any questions concerning your investment in HGR Liquidating Trust, please contact your financial professional or call Hines Investor Relations at 888.220.6121.

Sincerely,
Jeffrey C. Hines
Chief Executive Officer and Trustee

1 The amount of regular operating distributions received by each investor depends on when the investment was made and will be lower for those who invested after inception. Special distributions include liquidating distributions and other special distributions that are deemed a return of invested capital and reduce the investors’ remaining investment in the Trust.

2 The new estimated NAV is not based on updated appraisals of the Trust’s remaining property. There can be no assurances that investors will receive additional special distributions equal to the new estimated NAV.

Forward-Looking Statements
Statements in this communication, including, without limitation, intentions, beliefs or expectations relating to the timing of the Trust’s completion of the liquidation and the payment of additional distributions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the ability of the Trust to effectively market and sell its remaining asset at a desirable price, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although the Trust believes these statements are based on reasonable assumptions, actual outcomes may differ materially from what is expressed in such forward-looking statements. Important factors that could cause actual results to differ materially include the risks associated with potential buyers of the Trust’s remaining property determining to postpone or abandon the acquisition, the tenants at the Trust’s remaining property continuing to be able to pay rent in a timely manner, changes in the severity of the public health and economic impact of COVID-19, and other risks described in the "Risk Factors" section of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2021, as updated from time to time by the Trust’s other filings with the SEC. You are cautioned not to place undue reliance on any forward-looking statements and the Trust undertakes no duty to update any forward-looking statements.